NORTHTECH CORPORATION Suite 421 - 1917 West 4th Avenue, Vancouver BC, V6J 1M7
Symbol: NTEE	NorthTech Announces Merger with Wholly Owned Subsidiary and Name Change to Platinum Research Organization, Inc.	October 26, 2006

VANCOUVER - October 26, 2006 - NorthTech Corporation ("NorthTech") (OTCBB: NTTE) announced today that effective October 31, 2006, NorthTech will merge (the "Merger") with and into Platinum Research Organization, Inc. ("Platinum"), a Nevada corporation, and wholly-owned subsidiary of NorthTech, pursuant to an Agreement and Plan of Merger, dated October 18, 2006, for the purpose of effecting a change a change of name to NorthTech and a recapitalization of NorthTech's capital stock.

Upon the Merger, each outstanding share of NorthTech Common Stock will be automatically exchanged for and became five shares of Platinum Common Stock, and the Platinum common stock is expected to begin trading on the OTC Bulletin Board under a new symbol yet to be assigned by the OTCBB. The NorthTech common stock had traded under the symbol NTTE. In addition, Platinum will assume the outstanding warrants of NorthTech which will become exercisable for shares of Platinum Common Stock. Each warrant exercisable for one share of NorthTech Common Stock will be automatically exercisable for five shares of Platinum Common Stock at the same price as one share of NorthTech Common Stock. Letters of transmittal are being sent to the former NorthTech shareholders requesting that they exchange their NorthTech stock certificates for Platinum stock certificates.

NORTHTECH CORPORATION

/s/ Cecelia Pineda

Per:
        Cecelia Pineda, President & C.E.O.

For further information please contact:

Cecelia Pineda, President
Telephone: 604-689-4088

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although NorthTech believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of a variety of factors.